UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2008

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street, Box 130, Atchison, Kansas	66002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (913) 367-1480

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          At its organizational meeting following the annual meeting of stockholders on October 16, the Board of Directors approved the appointment of Dr. Donald. Coffey as executive vice president of the Company's ingredient solutions segment.

          Dr. Coffey joined the Company in July 2007 as vice president of innovation. He was appointed to his current position in June of this year. Prior to coming to the Company, Dr. Coffey spent most of his professional career with the Dow Chemical Co., in Midland, Mich., and Piscataway, N.J. For 12 years beginning in 1985, he worked in the commercial and research operations of the METHOCEL business, a global business unit within Dow's Specialty Chemical Group that manufactures cellulose derivatives for a wide variety of food and non-food applications.

          For three years after joining Dow's METHOCEL business, Dr. Coffey served as project leader of technical service and development. He was made research leader of technical service and development in 1988 and promoted to business manager of Dow Food Stabilizers for North America in 1994. In this role, Dr. Coffey built and led a business focusing on the food industry and emphasizing technical sales and service in responding to customer needs. He was promoted to general manager of Dow Food Stabilizers with responsibilities for global sales, marketing and research in 1998.

          Dr. Coffey received his bachelor of science degree in food science from the University of Massachusetts in 1976 and his master's degree in food science from that same university in 1979. He was awarded his Ph.D. degree in food science from Michigan State University in 1985.

Item 7.01. Regulation FD Disclosure.

          Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release which was issued on October 17, 2008, by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

          99.1 Press Release dated October 17, 2008 furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP Ingredients, Inc.
Date: October 17, 2008	By:	/s/ TIMOTHY W. NEWKIRK Timothy W. Newkirk President and Chief Executive Officer

INDEX TO EXHIBITS

99.1 Press Release dated October 17, 2008, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.